CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use in this Pre-Effective Amendment No. 2 to Registration Statement No. 333-207738 on Form N-1A of our report dated December 21, 2015, relating to the statement of assets and liabilities of Miller/Howard Funds Trust, comprising the Miller/Howard Income-Equity Fund and the Miller/Howard Drill Bit to Burner Tip® Fund, appearing in the Statement of Additional Information, which is part of such Registration Statement, and to the references to us under the headings “Independent Registered Public Accounting Firm” in the Prospectus and “Independent Registered Public Accounting Firm” and “Financial Statement” in the Statement of Additional Information, which are part of such Registration Statement.

/s/ Deloitte & Touche LLP

Milwaukee, WI
December 21, 2015